                                     Exhibit 4.3

                                   FOURTH AMENDMENT
                                          TO
                            TERM LOAN AND CREDIT AGREEMENT

     THIS FOURTH AMENDMENT OF TERM LOAN AND CREDIT AGREEMENT (the "Fourth Amendment") is entered into this 23rd day of December, 1997, by and between Norwest Bank Colorado, National Association (the "Bank") and Rocky Mountain Chocolate Factory, Inc. (the "Borrower").

                                       RECITALS

     I. On April 5, 1996, the Borrower and the Bank entered into a Term Loan and Credit Agreement (the "Agreement") setting forth the terms and conditions of a revolving line of credit facility and three term loan credit facilities extended by the Bank to the Borrower.

     II. On February 5, 1997, May 2, 1997, and May 21, 1997, the Bank and the Borrower entered into additional agreements, each amending specific terms of the Agreement (the "Amendments").

     III. The Bank and the Borrower now wish to modify certain other terms of the Agreement relating to the Term Loan 1.

     NOW, THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

     1.   RECITALS.  The recitals are incorporated herein.

     2. CAPITALIZATION OF TERMS. Unless the context requires otherwise, all capitalized terms in the Fourth Amendment shall have the same meaning as ascribed to them in the Agreement and the Amendments.

     3. AMENDMENTS. Section 2.2 of the Agreement, as amended if amended, is deleted and replaced with the following new Section 2.2:

          "2.2.     TERM LOAN 1.

               2.2.1. On the effective date of the Fourth Amendment, the Bank will renew Term Loan 1 which has an outstanding principal balance of One Million Five Hundred Eighty Six Thousand Seven Hundred Fifty Three and Seventeen/100 Dollars ($1,586,753.17) and advance to the Borrower the additional principal sum of Three Hundred Ninety Thousand And No/100 Dollars ($390,000.00) for a renewed Term Loan 1 in the amount of One Million Nine

Hundred Seventy Six Thousand Seven Hundred Fifty Three And Seventeen/100 Dollars ($1,976,753.17).

               2.2.2. The purpose of the funds newly advanced under Term Loan 1 is to finance the purchase of a 2 acre parcel of property located adjacent to the Borrower's factory located at 265 Turner Drive, Bodo Industrial Park.

               2.2.3. From the effective date of the Fourth Amendment until April 30, 2001, interest on Term Loan 1 shall be calculated at a fixed annual rate of 8.25%. From May 1, 2001 until April 30, 2006, interest shall be calculated at a fixed annual rate equal to the Prime Rate in effect on May 1, 2001. From May 1, 2006 until April 30, 2011, interest shall be calculated at a fixed annual rate equal to the Prime Rate in effect on May 1, 2006. From May 1, 2011 until the Term Loan 1 Maturity Date, interest shall be calculated at a fixed rate equal to the Prime Rate in effect on May 1, 2011.

               2.2.4. The principal and interest of Term Loan 1 will be repaid in 219 equal, consecutive, monthly installments, payable on the last day of each month, commencing January 31, 1998, and continuing on the last day of each month thereafter, plus one final payment of remaining principal and unpaid interest, due on the Term Loan 1 Maturity Date. From the effective date of the Fourth Amendment until April 30, 2001, the payment amount of principal and interest shall be $17,491.13. Beginning May 1, 2001, and every 60 months thereafter, the amount of the payment will change if, when, and in accordance with the interest changes provided in section 2.2.3 above.

     4. DEFINITION OF TERM "PROPERTY." The term "property," wherever appearing throughout the Agreement, Amendments, and Fourth Amendment, and referring to the real property collateral securing repayment of the Borrower's loan facilities described therein, shall include all real property in which the Borrower has granted a deed of trust to Norwest Bank, whether at the time of the Agreement or at any time subsequent thereto.

     5.   TECHNICAL CORRECTION.  The word "perm" appearing in the second line of
Section 4 of the Third Amendment is correctly the word: "permit."

     6. CONDITIONS PRECEDENT. The Bank shall not be obligated to make any advances hereunder unless:

          6.1. The Borrower has executed and delivered all collateral, security, and loan documentation that the Bank requires to document the transactions contemplated herein and to obtain a perfected first lien security interest in the collateral property;

          6.2. The appraisal of the collateral property is in form and substance and prepared by appraisers satisfactory to the Bank;

                             Amendment to Loan Agreement
                                        2 of 4

          6.3 No Event of Default shall have occurred and be continuing at the time of the closing of the transactions contemplated herein, and no lawsuit or litigation against the Borrower has been filed or is about to be filed that may affect the Borrower's ability to perform under the Agreement Amendments;

          6.4. No material adverse change has occurred in the financial condition of the Borrower;

          6.5. All matters related to the closing of the transactions contemplated herein are in a state satisfactory to the Bank and the bank's counsel.

     7. CROSS-COLLATERALIZATION AND CROSS-DEFAULT. The Borrower reaffirms its agreement that any collateral serving as security for any one credit or term loan facility under the Agreement or any Amendment shall also serve as security for all other credits and term loan facilities extended by the Bank to the Borrower. An event of default under any one credit or term loan facility extended by the Bank to the Borrower shall also constitute an event of default under all other credit or term loan facilities extended by the Bank to the Borrower.

     8. WARRANTIES AND REPRESENTATIONS. The Borrower restates and reaffirms all warranties and representations made in the Agreement and the Amendments.

     9. TERMS NOT AMENDED. All other terms and provisions set forth in the Agreement and the Amendments not specifically amended herein shall remain in full force and effect.

     10. CONSTRUCTION OF AGREEMENTS. This Fourth Amendment, the Agreement, and the Amendments shall be read in conjunction with each other so as to give effect to the transactions and intents contemplated in all documents.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             Amendment to Loan Agreement
                                        3 of 4

BANK:


Norwest Bank Colorado, National Association


By:/s/ William Maurer
   ----------------------------
William Maurer, Vice President




BORROWER:


Rocky Mountain Chocolate Factory, Inc.


By:
   ---------------------------------------
Name:
      ------------------------------------
Title:
      ------------------------------------


By:
   ---------------------------------------
Name:
      ------------------------------------
Title:
      ------------------------------------



                             Amendment to Loan Agreement
                                        4 of 4

[LETTERHEAD]


March 9, 1998


Mr. Bryan Merryman
Rocky Mountain Chocolate Factory
265 Turner Dr,
Durango, CO 81301

VIA FAX   970-385-5919 AND FIRST CLASS MAIL

Subject:  FIFTH AMENDMENT TO TERM LOAN AND CREDIT AGREEMENT.

Dear Bryan:

Rocky Mountain Chocolate Factory, Inc. ("RMCF") and Norwest Bank Colorado, N.A. (the "Bank") are parties to a certain Loan Agreement dated April 5, 1996 as amended four previous times (collectively the "Agreement").

A block of approximately 867,000 shares of RMCF common stock is currently on the market. RMCF desires to purchase at least $1,000,000 of this block. In order to facilitate its bid for this stock, RMCF has requested the Bank modify certain existing covenants of the Agreement (the "Existing Covenants" as described below). The Bank agrees to this modification (the "Modified Covenants" as described below) until the earlier of May 31, 1998 or until it has been determined that RMCF has been unsuccessful in its bid for the stock at which time the covenants will revert back to the Existing Covenants. The Bank will consider further extension of the Modified Covenants in conjunction with its annual review of audited fiscal year-end financial information for RMCF but makes no commitment to further extend the Modified Covenants at this time.

                                Existing                 Modified
                                --------                 --------
Current Ratio:                  1.5                      1.3
Working Capital:                $2,250,000               $1,500,000
Tangible Net Worth:             $9,000,000               $7,700,000
Line Resting Period:            60 Consecutive Days      30 Consecutive Days


ACCEPTED AND AGREED

BANK


/s/ Bill Maurer
-------------------------
Bill Maurer, V.P.



RMCF


/s/ Bryan Merryman
------------------------
Bryan Merryman, CFO

[LETTERHEAD]


May 6, 1998


Mr. Bryan Merryman
Rocky Mountain Chocolate Factory
265 Turner Dr,
Durango, CO 81301

VIA FAX  970-385-5919 AND FIRST CLASS MAIL

Subject:  SIXTH AMENDMENT TO TERM LOAN AND CREDIT AGREEMENT.

Dear Bryan:

Rocky Mountain Chocolate Factory, Inc. ("RMCF") and Norwest Bank Colorado, N.A. (the "Bank") are parties to a certain Loan Agreement dated April 5, 1996 as amended five previous times (collectively the "Agreement").

Pursuant to the Agreement, capital expenditures are not to exceed $1,750,000 per fiscal year. According to your letter delivered May 4, 1998, capital expenditures for the fiscal year ending February 28, 1998 were $2,082,000 or $332,000 over the capital expenditures covenant.

Based on the overall financial performance of RMCF and its compliance with other terms and conditions of its loan arrangements, the Bank hereby waives compliance with the capital expenditure covenant for the fiscal year ending February 28, 1998..


ACCEPTED AND AGREED

BANK


/S/ Bill Maurer
----------------------
Bill Maurer, V.P.



RMCF


/S/ Bryan Merryman
----------------------
Bryan Merryman, CFO